CUSTODY AGREEMENT
                  (Investment Companies - Domestic Securities)


        CUSTODY AGREEMENT, dated as of September 1, 1992, between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association with its principal place of business at 555 California Street, San Francisco, California 94105 (the "Bank"), and PRINCOR UTILITIES FUND, INC.*, a Corporation organized under the laws of the State of Maryland , with its principal place of business at The Principal Financial Group. Des Moines, IA 50392-0200 (the "Company").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to establish a custody account (the "Custody Account") with the Bank to hold and maintain stocks, shares, bonds, notes, debentures, warrants or other instruments representing rights to receive or subscribe for the same, and other securities, or similar instruments (collectively "Securities"), and distributions with respect to such Securities, and other property, including, without limitation, cash, bullion and coins, owned or held by the Company (Securities and such other property are hereinafter collectively referred to as "Property"); and

         WHEREAS, the Bank agrees to establish the Custody Account and to hold and to maintain the Property in the Custody Account on the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, the Bank and the Company hereby agree as follows:

         1.       APPOINTMENT AND ACCEPTANCE

         The Company hereby appoints the Bank as custodian of the Property it desires to be held within the United States by the Bank and the Bank agrees to act as custodian upon the terms and conditions hereinafter provided.

         2.       DELIVERY OF CORPORATE DOCUMENTS

         The Company has delivered or will deliver to the Bank prior to the effective date hereof copies of the following resolutions, properly certified:

         (a) resolutions of the Board of Directors of the Company appointing the Bank as custodian under the provisions of this Agreement and approving the execution and delivery of this Agreement by the Company;

         (b) resolutions of the Board of Directors of the Company authorizing the use of the securities depositories listed on Exhibit A hereto in accordance with the provisions of Section 6 hereof;

         (c) resolutions of the Board of Directors of the Company authorizing the use of Security Pacific National Trust Company (New York) as the Bank's agent in accordance with Section 7 hereof; and

  *PRINCOR UTILITIES FUND, INC.

        (d) resolutions of the Board of Directors of the Company naming the persons authorized to give instructions to the Bank in accordance with Section 8 hereof.

         3.       DELIVERY AND SAFEKEEPING; REGISTRATION

         (a) Delivery of Property. The Company has heretofore delivered, will deliver or will cause to be delivered, Property to the Custody Account with the Bank, which Property the Bank agrees to safekeep as custodian for the Company. The Bank shall not be responsible for any Property of the Company which is not delivered to the Bank. All Securities (other than bearer securities) delivered to the Bank will be registered in the name of any person specified in Section 3(b) hereof or properly endorsed in a form for transfer satisfactory to the Bank.

         (b) Registration. Securities held hereunder may be registered in the name of the Bank, or any other entity authorized to hold Property in accordance with Section 6 or 7 hereof (hereinafter referred to as an "Authorized Entity"), or a nominee of the Bank or any Authorized Entity, and the Company shall be informed upon request of all such registrations. In the event that any Securities so registered are called for partial redemption by the issuer of such Securities, the Bank or any Authorized Entity may allot, or cause to be allotted, the called portion to the beneficial holders of such class of Security in any manner that the Bank or the Authorized Entity deems to be fair and equitable. The Company agrees to hold the Bank, any Authorized Entity or any nominee thereof harmless from any claim, liability, loss, damage or expense (including attorneys' fees) of every nature or incurred as record holder of Securities held in the Custody Account.

         Securities in registered form will be transferred into such names or registrations as the Company may specify in Proper Instructions (as defined in Section 8 hereof). Notwithstanding any other provision in this Agreement to the contrary, in the event that any Securities held hereunder are registered in a name other than that of the Bank, an Authorized Entity or any nominee thereof, the Bank shall be responsible solely for the safekeeping of such Securities and shall not be responsible to collect income or to take any other action with respect to such Securities.

         4.       PERFORMANCE BY THE BANK

         (a) Segregation and Identification of Property. The Bank will segregate on its books as belonging to the Company all Securities and other Property held by the Bank or any Authorized Entity, so that at all times the Property may be identified as belonging to the Company.

         (b) Receipt of Securities. In accordance with Proper Instructions, the Bank shall pay for Securities purchased out of monies held in the Custody Account and receive Securities purchased for the account of the Company. The Bank shall notify the Company promptly (and in any event no later than the next business day) of any failure to receive Securities.

         (c) Release of Securities. In accordance with Proper Instructions, the Bank shall deliver Securities held in the Custody Account designated as sold for the account of the Company to the person specified in the instructions relating to such sale. The Bank shall release such Securities only upon receipt of payment therefore in accordance with the customary and established trading and securities processing practices, unless prior to the release of the company's securities the bank has received permission from a person named in the certificate to release the company's securities without payment therefore. The Bank shall notify the Company promptly (and in any event no later than the next business day) of any failure to deliver Securities.

         (d) Settlement of Securities Transactions. On the settlement date, the Bank shall (i) with respect to the purchase of Securities, debit the Custody Account for the payment of Securities and credit the Custody Account with Securities and (ii) with respect to the sale of Securities, credit the Custody Account with the sale price of Securities and debit the Custody Account for Securities. In the event that a transaction does not settle within a reasonable amount of time, the Bank may reverse the transaction in the Custody Account.

         (e) Options Transactions. In accordance with Proper Instructions, the Bank shall (i) receive and retain confirmations or other documents evidencing the purchase or writing of an option on a Security or on a securities index by the Company, (ii) deposit or maintain Securities and/or cash in a segregated account in accordance with Section 4(h) hereof and (iii) release Securities and/or cash in accordance with a notice or other communication evidencing expiration, termination or exercise of such option.

         (f) Commodity Futures Transactions. In accordance with Proper Instructions, the Bank shall (i) receive and retain confirmations or other documents evidencing the purchase or sale of a commodity futures contract or an option thereon by the Company, (ii) deposit and maintain Securities and/or cash in a segregated account in accordance with Section 4(h) hereof and (iii) release Securities and/or cash in accordance with any agreement or agreements among the Bank, the Company and a futures commission merchant or other third party.

         (g) Cash Accounts. All cash received or held by the Bank or any Authorized Entity as interest, dividends, proceeds from transfer or other payments for or with respect to Securities, or otherwise, shall be held in the Custody Account or, as specified in Proper Instructions, remitted to the Company.

         (h) Segregated Account. Upon receipt of Proper Instructions, the Bank shall establish and maintain a segregated account or accounts for and on behalf of the Company, into which account or accounts may be transferred Securities and/or cash, (i) for the purposes of compliance by the Company with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission ("SEC") relating to the maintenance of segregated accounts by registered investment companies; (ii) for the purposes of segregating Securities and/or cash in connection with options purchased, sold or written by the Company or commodity futures contracts or options thereon purchased or sold by the Company; or (iii) for any other purposes.

         (i) Collection. Unless otherwise instructed by the Company, the Bank shall, with respect to all Securities held for the Company in the Custody Account, (i) collect all income due or payable, including all dividends; whether in cash or securities; (ii) present for payment, if necessary, and collect the amounts payable upon all such Securities which may mature or be called, redeemed, retired or which otherwise become payable; (iii) endorse checks, drafts and other negotiable instruments for collection; (iv) exchange securities in temporary form for securities in definitive form; (v) exchange securities when the par value of such securities is changed and (vi) in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with Securities and other Property pursuant to this Agreement.

         The Bank shall either credit the Custody Account on the date payment is received or shall advance to the Custody Account on such other date as may be agreed upon between the Bank and the Company all amounts specified in clauses
(i) and (ii) above. If the Bank causes the Custody Account to be credited for the amounts specified in clauses (i) and (ii) above and payment thereof is not promptly received by the Bank, the Custody Account shall be debited in the amount of such credit, and the Bank shall provide oral or written notice to the Company that such amount cannot be collected in the ordinary course of business. Neither the Bank nor any Authorized Entity shall have any duty or obligation to institute legal proceedings, file a claim or proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount beyond its ordinary collection procedures.

         Notwithstanding the foregoing, the Bank shall only be responsible to take the action in clauses (i) and (ii) above or to take any other action required concerning Securities if notice thereof is contained in the publications listed on Exhibit B hereto (which list may, upon notification to the Company, be amended by the Bank) or is provided by the issuer to the Bank. It will be the responsibility of the Company to furnish the Bank with the declaration, record and payment dates and amounts of any dividends or income and any other actions required concerning each of the Securities held by the Bank hereunder when such information is not available from the foregoing sources.

         (j) Voting and Other Action. The Bank will promptly transmit to the Company, and will instruct any Authorized Entity to transmit to the Bank, all financial reports, stockholder communications and notices from issuers of Securities in the Custody Account, all public information from issuers of such Securities or, in the case of information relating to exchange or tender offers, from offerors, and all notices, proxies and proxy soliciting materials with respect to such Securities, to the extent sufficient copies are received by the Bank or any Authorized Entity in time for forwarding to the Company. In the case of Securities registered in the name of the Bank, any Authorized Entity or any nominee thereof, proxies will be executed by the registered holder prior to transmittal to the Company, but the manner in which Securities are to be voted will not be indicated. Specific instructions regarding proxies will be provided when necessary. Neither the Bank nor any Authorized Entity nor any nominee thereof shall vote any Securities or authorize the voting of any Securities or give any consent or take any other action with respect thereto, except as otherwise provided herein.

         The Company agrees that if it gives an instruction for the performance of an act on the last permissible date of a period established by an exchange offer, tender offer or proxy solicitation or other notice for the performance of any act, the Bank will use reasonable efforts to effect the instruction, but the Company shall hold the Bank harmless from any adverse consequences if it is unable to do so.

         (k) Corporate Action. Upon receipt of Proper Instructions, the Bank will (i) exchange Securities in the Custody Account for other securities or cash issued or paid in connection with any reorganization, recapitalization, merger, consolidation, stock split or conversion and will deposit Securities in accordance with the terms of any reorganization or protective plan and (ii) sell any rights entitlement resulting from a rights issue.

         (l) Fractional Interests. Whenever a fractional interest resulting from a rights issue, stock dividend, stock split or for any other reason is received with respect to Securities in the Custody Account, the Bank is authorized (but not required) to sell such fractional interest on behalf of the Company.

         (m) Payment of Bills. Upon receipt of Proper Instructions, the Bank shall pay out of monies held in the Custody Account bills, statements and other obligations of the Company.

         (n) Ownership Certificates for Tax Purposes. The Bank shall execute ownership and other certificates and affidavits for federal tax purposes in connection with receipt of income or other payments with respect to Securities held by the Bank within the United States and in connection with transfers of such Securities. Any payment to the Company under this Agreement shall be made net of any withholdings, taxes or governmental charges of any kind whatsoever imposed on such payments.

         (o) Authority of the Bank. The Bank and any Authorized Entity are each authorized to accept and open on the Company's behalf all mail or communications received by it or directed in its care. The Bank may make, execute and deliver for, on behalf of and in the name of the Company, any declarations, affidavits or certificates of ownership which the Bank, in its discretion, deems necessary, appropriate or desirable to perform its obligations pursuant to this Agreement.

         5.       REPORTING SYSTEM; RECORDS; AND INSPECTION

         (a) Reporting System. The Bank has in place a system for providing direct access by customers to the Bank's reporting system ("Reporting System") for Property in the Custody Account held in the United States. At the Company's election, the Bank shall provide the Company with such instructions and passwords as may be necessary in order for the Company to have such direct access through the Company's terminal device. Such direct access shall be restricted to information relating to the Custody Account. Where direct access to the Reporting System is requested by the Company, the Company agrees to assume full responsibility for the consequences of the use, including any misuse or unauthorized use of the terminal device, instructions or passwords referred to above and agrees to release, indemnify and hold harmless the Bank from and against any and all claims, liabilities, losses, damages and expenses (including attorneys' fees) of every nature suffered or incurred by the Bank by reason of or in connection with such use by the Company of such terminal device, unless such claims, liabilities, losses, damages and expenses can be shown to be the result of negligence or willful misconduct by the Bank. Further, where the Company elects to have direct access, the Bank shall provide the Company on each business day a report of the preceding business day's transactions relating to the Custody Account and of the closing or net balances of the preceding business day.

         The Bank will supply to the Company from time to time as mutually agreed upon a written statement with respect to all of the Property in the Custody Account. If the Company does not elect to use the Reporting System, then the Bank will send to the Company an advice or notification of any transfers of Property to or from the Custody Account.

         (b) Records. As agreed upon between the Company and the Bank from time to time, the Bank will prepare and maintain records with respect to the Company required to be maintained under the Internal Revenue Code of 1986, as amended ("Code"), the Investment Company Act of 1940, as amended (the "Act"), and the rules and regulations under the Act, with particular attention to Section 31 of the Act and Rules 31a-1 and 31a-2 thereunder, and shall preserve said records in the manner and for the periods prescribed in the Code, the Act and such rules and regulations. The Bank acknowledges that all of the records it will prepare and maintain pursuant to this Section 5(b) will be the property of the Company and that, upon request of the Company, it shall make the records available to the Company, along with such other information and data as are reasonably required by the Company, for inspection, audit or copying, or shall deliver said records to the Company.

         (c) Inspection. The Bank will assist the Company's independent auditors and, upon receipt of Proper Instructions or upon demand from any regulatory authority having jurisdiction over the Company, assist such authority in any examination of Property held by the Bank on its premises and of the Bank's records regarding Property held in the Custody Account. The Bank's costs and expenses in facilitating such examinations and providing such records, including, but not limited to, the cost to the Bank of providing personnel in connection with examinations, shall be borne by the Company.

         The Bank shall also, subject to restrictions under applicable law, seek to obtain from any Authorized Entity with which the Bank maintains the physical possession of any of the Property in the Custody Account such records of the Authorized Entity relating to the Custody Account as may be required by the Company in connection with an internal examination of the Company's own affairs.

         The Bank shall send to the Company such reports of the external auditors of the Bank on the Bank's system of internal accounting control as the Company may reasonably request from time to time. The Bank shall request and upon receipt furnish to the Company reports of the external auditors of any Authorized Entity as relate directly to the Authorized Entity's system of internal accounting controls applicable to its duties under its agreement with the Bank.

         6.       AUTHORIZED USE OF U.S. DEPOSITORIES

         (a) Authorized Depositories. The Company authorizes the Bank, for any Property held hereunder, to use the services of any United States securities depository permitted to perform such services for registered investment companies and their custodians pursuant to Rule 17f-4 under the Act, including, but not limited to, the Depository Trust Company, Participants Trust Company and the Federal Reserve Book Entry System (each an "Authorized Depository"), in accordance with the provisions of this Section 6.

         (b) Bank's Account in the Authorized Depository. The Bank may keep Property in an Authorized Depository provided that such Property is represented in an account of the Bank in the Authorized Depository which shall not include any assets of the Bank, other than assets held as custodian or trustee for its customers.

         (c) Bank's Records. The records of the Bank with respect to Property which is maintained in an Authorized Depository shall identify the Property as belonging to the Company.

         (d) Advices of Transactions. Copies of all advices from the Authorized Depository of transfers of Property for the account of the Bank, as custodian for the Company, shall be maintained for the Company by the Bank for a period not less than that required by Rules 31a-1 and 31a-2 under the Act and shall be provided to the Company at its request. Upon request, the Bank shall furnish the Company with written confirmation of each transfer to or from the account of the Bank, as custodian for the Company, in the form of monthly transaction sheets reflecting the previous month's transactions in the Authorized Depository for the account of the Bank, as custodian for the Company.

         (e) Company's Approval. The Board of Directors of the Company shall approve the use of each Authorized Depository by the Company, as required by Rule 17f-4 under the Act, that is listed on Exhibit A hereto, and a certified copy of such resolution shall be provided to the Bank. The Company shall notify the Bank if the continued use of such Authorized Depository is not approved annually by the Board of Directors of the Company, as required by Rule 17f-4 under the Act.


         (f) Standard of Care. The Bank shall not be liable for any claim, liability, loss, damage or expense incurred by the Company arising out of any act or omission by an Authorized Depository, except such claim, liability, loss, damage or expense arising out of the negligence or willful misconduct of the Bank. In the event of any loss to the Company by reason of the failure of the Bank to exercise the standard of care in the performance of its duties, the Bank shall be liable to the Company to the extent of the Company's damages, to be determined based on the market value of the Property which is the subject of the loss at the date of discovery of such loss and without reference to any special or consequential damages.

         7.       AUTHORIZED USE OF OTHER AGENTS

         The Company authorizes the Bank at any time or times in the Bank's discretion to appoint (and to remove) one or more agents, including Security Pacific National Trust Company (New York), a national banking association, that are qualified under the Act to act as a custodian, as the Bank's agent or agents to carry out such of the provisions of this Agreement as the Bank may from time to time direct. The appointment of such agent or agents will not relieve the Bank of its responsibilities or liabilities hereunder.

         8.       PROPER INSTRUCTIONS

         For purposes of this Agreement, "Proper Instructions" shall mean all instructions upon which the Bank is authorized to rely in accordance with this
Section 8.

         The persons authorized by the Company to give instructions to the Bank shall be named in resolutions of the Board of Directors of the Company certified to the Bank from time to time by the Company's Secretary or an Assistant Secretary (the "Certificate"). The Company will provide the Bank with authenticated specimen signatures of the persons so authorized. The Company will deliver all instructions to the Bank in accordance with the operating procedures of the Bank provided by the Bank to the Company from time to time.

         The Bank is authorized to rely and act upon written, signed instructions of those persons identified in the Certificate, as well as those persons which the Bank reasonably believes in good faith to have been authorized by the Company to give instructions to the Bank.

         The Bank is further authorized to rely upon any instructions received by any other means and identified as having been given or authorized by any person named to the Bank by the Company as authorized to give instructions, regardless of whether such instructions shall in fact have been authorized or given by any of such persons, provided that the Bank and the Company shall have agreed upon the means of transmission and the method of identification for such instructions. Instructions received by any other means shall include oral instructions, provided that any oral instructions shall be promptly confirmed in writing. In the event oral instructions are not subsequently confirmed in writing, the Company agrees to hold the Bank harmless and without liability for acting upon oral instructions which it reasonably believes it has received.

         If the Company elects to use the Bank's Reporting System for Property in the Custody Account, pursuant to Section 5(a) hereof, the Bank is also authorized to rely and act upon any instructions received by it through a terminal device, provided that such instructions are accompanied by code words which the Bank has furnished to the Company, or its authorized persons, by any method mutually agreed to by the Bank and the Company, and which the Bank shall not have then been notified by the Company or any such authorized person to cease to recognize, regardless whether such instructions shall in fact have been given or authorized by the Company or any such person.

         9.       STANDARD OF CARE

         The Bank shall be responsible for the performance of only such duties as are set forth herein. The Bank shall not be liable for any claim, liability, loss, damage or expense incurred by the Company arising out of any act or omission by the Bank, except for any such claim, liability, loss, damage or expense arising out of its negligence or willful misconduct. In the event of any loss to the Company by reason of the failure of the Bank to exercise the standard of care in the performance of its duties, the Bank shall be liable to the Company to the extent of the Company's damages, to be determined based on the market value of the Property which is the subject of the loss at the date of discovery of such loss and without reference to any special or consequential damages.


         The Company shall release, indemnify and hold harmless the Bank and its officers, directors, employees, nominees and agents, from any claim, liability, loss, damage or expense (including attorneys' fees) incurred by the Bank, arising out of any act or omission by the Bank under this Agreement, except for any claim, liability, loss, damage or expense arising out of the Bank's negligence or willful misconduct.

         The Bank shall be entitled to rely, and may act, on the advice of counsel (who may be counsel for the Company) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Bank need not maintain any insurance for the benefit of the Company.

         Notwithstanding anything herein to the contrary:

     (a) The Bank will be under no duty or obligation to inquire into, and shall not be liable for:

                  (i) the legality of any Proper Instruction given by the Company, the legality of any purchase or sale of any Property or the propriety of the amount for which such Property is purchased or sold; and

                  (ii) the validity of the issuance of any Securities purchased or the genuineness of any certificate evidencing Securities purchased.

         (b) All collections of funds or other property paid or distributed in respect of Securities in the Custody Account shall be made at the risk of the Company. The Bank shall have no liability for any loss occasioned by delay in the actual receipt of notice by the Bank or an Authorized Entity of any payment, redemption or other transaction regarding Securities in the Custody Account in respect of which the Bank has agreed to take action as provided herein.

         (c) The Bank shall not be liable for any action taken in good faith upon Proper Instructions or upon any certified copy of any resolution of the Board of Directors of the Company and may rely on the genuineness of any such documents which it may in good faith believe to be validly executed.

         10.      FEES AND EXPENSES

         The fees payable to the Bank for the services rendered under this Agreement and any reimbursement of expenses incurred by the Bank in connection with the performance of such services shall be provided for in a fee schedule attached hereto as Exhibit C. Exhibit C may be amended from time to time by the Bank on 60 days' written notice to the Company.

         If the Bank, any Authorized Entity or any nominee thereof shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of its duties hereunder, or if the Bank should, in its discretion, advance funds to the Company because the funds in the Custody Account are insufficient to pay the total amount payable upon a purchase of Securities or for some other reason, or if the Company is for any other reason indebted to the Bank, such advance or indebtedness shall be deemed a loan from the Bank to the Company. The loan shall be payable upon demand, and in any event within 24 hours from notice by the Bank to the Company of such loan. Interest shall be charged and calculated on the basis of 360 days and actual days elapsed. The Bank, in its discretion, may at any time charge any such loan together with interest due thereon, if any, against any balance of account standing to the credit of the Company on the Bank's books.

         Loans which are denominated in United States dollars will bear interest from the date incurred at the rate of 2% per annum in excess of the Reference Rate as the Reference Rate may change from time to time. The "Reference Rate" is the rate of interest publicly announced from time to time by the Bank in San Francisco, California as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.


         The Bank shall have a continuing lien on and security interest in, and right of offset against, any Property at any time held by it for the benefit of the Company or in which the Company may have an interest which is then in the possession or control of the Bank to the extent of any amount the Company may at any time owe the Bank for the services rendered under this agreement.

         The Company represents and warrants that the Bank shall have a first and prior lien on such Property. The Company understands and agrees that the title of any account which is created pursuant to Section 6(b) hereof or any other section of this Agreement shall not impair or affect in any manner the lien on and security interest in, and the right of offset against, any Property held in the Custody Account. The Company understands and agrees that the title of any account which is created pursuant to Section 6(b) hereof or any other section of this Agreement shall not impair or affect in any manner the lien on and security interest in, and the right of offset against, any Property held in the Custody Account.

         11.      TERMINATION

         Either party may terminate this Agreement upon 90 days' written notice to the other, sent by registered mail, provided that any termination by the Company shall be authorized by a resolution of its Board of Directors, a certified copy of which shall accompany such notice of termination, and provided further that such resolution shall specify the name of the person to whom the Bank shall deliver the Property in the Custody Account. If notice of termination is given by the Bank, the Company shall, within 90 days following the giving of such notice, deliver to the Bank a certified copy of a resolution of its Board of Directors specifying the names of the persons to whom the Bank shall deliver the Property in the Custody Account. In either case the Bank will deliver the Property to the person so specified, after deducting therefrom any amounts which the Bank determines to be owed to it under Section 10 hereof. If within 90 days following the giving of a notice of termination by the Bank, the Bank does not receive from the Company a certified copy of a resolution of its Board of Directors specifying the name of the person to whom the Bank shall deliver the Property in the Custody Account, the Bank, at its election, may deliver the Property to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions of this Agreement, or may continue to hold such Property until a certified copy of one or more resolutions as aforesaid is delivered to the Bank. The obligations of the parties hereto regarding indemnities and payment of fees and expenses shall survive the termination of this Agreement.

         12.      NOTICES AND MISCELLANEOUS

         All notices and other communications hereunder, except for Proper Instructions and reports relating to the Property which are transmitted through the Bank's Reporting System for Property in the Custody Account, shall be in writing, telex or telecopy or, if oral, shall be promptly, confirmed in writing, and shall be hand-delivered, telexed, telecopied or mailed by prepaid first class mail (except that notice of termination, if mailed, shall be mailed by registered mail) to the Company, at its address set forth above, marked "Attention: Layne Rasmussen " and to the Bank, 2 Rector Street, 13th Floor, New York, New York 10006, marked "Attention: Mayra Adonnino", or such other address as each party may give notice of to the other.


         This Agreement may not be amended except by writing signed by the party against whom enforcement is sought. This Agreement shall not be assignable by either party without the written consent of the other and any attempted assignment in contravention thereof shall be null and void. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. This Agreement contains the entire agreement between the Company and the Bank relating to custody of Property and supersedes all prior agreements on this subject. The invalidity, illegality or unenforceability of any provisions of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect. The captions included in this Agreement are included only for the convenience of the parties and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         13.      CHOICE OF LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its duly authorized officer.

BANK OF AMERICA NATIONAL TRUST                 PRINCOR UTILITIES FUND, INC.
AND SAVINGS ASSOCIATION



By: JOE LAUDONE                                 By: A.S. FILEAN
    ------------------------------              -----------------------------


Title: Senior Vice President              Title:  Vice President and Secretary
       ---------------------------              -----------------------------





Attest:                                   Attest: ERNEST H. GILLUM
        --------------------------              -----------------------------


Title:                                    Title:  Assistant Secretary
        --------------------------              -----------------------------

                                EXHIBIT A

                      AUTHORIZED U.S. DEPOSITORIES

                      The Depository Trust Company
                    Federal Reserve Book Entry System
                        Participants Trust Company


                                EXHIBIT B

                          LIST OF PUBLICATIONS

            Standard and Poor's Semi-Weekly Called Bond Record
                 Daily Financial Card Services (NY based)
                            Depository Transmissions
                                Wall St. Journal
                                Los Angeles Times
                          IDSI Interactive Data Service


                                EXHIBIT C

                               FEE SCHEDULE

Mutual Funds


   Administration                      $ 4,000.00 per quarter
   Mutual Fund Sub-Accounts            $   200.00 each/per year


                                      Maintenance                Transactions
                                      (per month)                   (each)

Treasuries                             $ 1.00                     $ 8.50
Municipal Bonds                        $ 1.00                     $ 8.50
Commercial Paper (eligible)            $ 1.00                     $ 8.50
Commercial Paper (ineligible)          $ 2.50                     $ 20.00
Global (Euro)                          $ 0.05/1000                $ 25.00
Corporate Bonds                        $ 1.00                     $ 8.50
Equities                               $ 1.00                     $ 8.50
GNMAs (PTC)                            $ 1.50                     $ 12.00
Mortgage Backed (physical)             $ 2.50                     $ 20.00
Tax Exempt (eligible)                  $ 1.00                     $ 8.50

P&I Payments                           $ 8.00 per pool/per issue

On-Line                                $1,250.00 per quarter

Outgoing Wires                         $ 15.00 each

December 4, 1995



Ms. Diane J. Wiley
Vice President
The Bank of New York
One Wall Street
New York, NY 10286

RE: Custody Agreements Between Bank of America and Principal Aggressive Growth Fund, Inc., Principal Asset Allocation Fund, Inc., Princor Blue Chip Fund, Inc., Princor Bond Fund, Inc., Principal Bond Fund, Inc., Princor Capital Accumulation Fund, Inc., Principal Capital Accumulation Fund, Inc., Princor Cash Management Fund, Inc., Principal Money Market Fund, Inc., Princor Emerging Growth Fund, Inc., Principal Emerging Growth Fund, Inc., Princor Government Securities Income Fund, Inc., Principal Government Securities Fund, Inc., Princor Growth Fund, Inc., Principal Growth Fund, Inc., Princor High Yield Fund, Inc., Principal High Yield Fund, Inc., Princor Balanced Fund, Inc., Principal Balanced Fund, Inc., Princor Tax-Exempt Bond Fund, Inc., Princor Tax-Exempt Cash Management Fund, Inc., Princor Utilities Fund, Inc., and Principal Special Markets Fund, Inc. - (Mortgage-Backed Securities Portfolio) (the "Funds")

Dear Ms. Wiley:

It is our understanding that The Bank of New York has purchased the custody business of Bank of America's Global Securities Division and Master Employee Benefits Trust business. You have asked that each of the funds consent to Bank of America's assignment to The Bank of New York of the Contracts entered into between Bank of America and each of the Funds (the "Contracts"). Upon receipt of a Fund's consent and after the transfer of that Fund's account to The Bank of New York's data processing systems, The Bank of New York will become successor to Bank of America for that Account.

The Funds hereby consent to the assignment with the understanding that The Bank of New York is obligated to perform under the Contracts to the same extent and in the same manner as Bank of America, with the following exceptions:

1. The fee schedule for the Contracts shall be replaced with the fee schedule attached.

2. Notwithstanding anything to the contrary in the Contracts, The Bank of New York shall settle on an "actual settlement" basis rather than a "contractual settlement" basis.

To indicate your agreement, please sign and return to me the enclosed copy of this letter.

Best Regards,

JERRY G. WISGERHOF

Jerry G. Wisgerhof
Treasurer

 CHRISTOPHER M. TEEVAN, V.P.
______________________________
(Signature of The Bank of New York
Representative)

                              THE BANK OF NEW YORK

                       Institutional Custody Fee Schedule

                   for Principal Mutual Life Insurance Company

                                       and

                          Princor Financial Corporation



I.       Securities Settled and Safekept Within the United States.

         The Bank of New York's fee for custody services for each account is as follows:


                               Maintenance Charges

Category                                                   Monthly Fee Per Issue

         Depository Trust Company Issues                          $ 1.50
         Federal Reserve Bank Book Entry Issues                     1.50
         Participants Trust Company Issues                          1.50
         Physical Issues                                            2.50


                               Transaction Charges

Category                                                       Per Transaction

         Depository Trust Company Transactions                    $ 6.50
         Federal Reserve Bank Book Entry Transactions               6.50
         Participant Trust Company Transaction                     10.00
         Physical Transactions                                     20.00
         Book Entry Paydowns                                        4.00
         Physical Paydowns                                          6.00
         Options                                                   25.00


A Transaction is defined as a receipt or delivery versus payment or a free receipt or deliver.

Reimbursable charges such as postage, shipping, transfer fees, etc., will be billed as incurred.

II.  General

     Minimum: There is a monthly minimum of $4,000.00 for the relationship

     On-Line Services:       $200.00 monthly access fee.  Usage and connect time
                             will be billed to the customer.

     Reconciliation Tapes:   $150.00 per tape.

Wire Charges:                $5.50 - incoming
                             $9.00 - outgoing

Dated August 30, 1995

Supersedes any previous fee schedule provided by The Bank of New York

Accepted By:        CHRISTOPHER M. TEEVAN
                    _____________________

Title:              VICE PRESIDENT
                    _____________________

Date:               12/5/95
                    _____________________